SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

September 26, 2002

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5.    Other Events.

In 1999, The Gap, Inc. (the “Company”, “we”, “our”, and “us”) was named as a defendant in two lawsuits relating to sourcing of products from Saipan (Commonwealth of the Northern Mariana Islands). A complaint was filed on January 13, 1999 in California Superior Court in San Francisco by the Union of Needletrades Industrial and Textile Employees, AFL-CIO; Global Exchange; Sweatshop Watch; and Asian Law Caucus against us and 17 other parties. The plaintiffs alleged violations of California’s unlawful, fraudulent and unfair business practices and untrue and misleading advertising statutes in connection with labeling of product and labor practices regarding workers of factories that make product for us in Saipan. The plaintiffs sought injunctive relief, restitution, disgorgement of profits and other damages. Trial had not been set in the state case. On October 31, 2001, we filed a motion for summary judgment, or in the alternative, for summary adjudication. The hearing date for the motion originally set for March 1, 2002, was continued by the Court.

A second complaint was filed on January 13, 1999, in Federal District Court, Central District of California, by various unidentified worker plaintiffs against us and 27 other parties. Those unidentified worker plaintiffs sought class-action status and alleged, among other things, that we (and other defendants) violated the Racketeer Influenced and Corrupt Organizations Act in connection with the labor practices and treatment of workers of factories in Saipan that made product for us. The plaintiffs sought injunctive relief as well as actual and punitive damages. On September 29, 1999, the action was transferred to the United States District Court, State of Hawaii. On April 28, 2000, plaintiffs filed a First Amended Complaint adding 22 new defendants. On June 23, 2000, the United States District Court, State of Hawaii, ordered the case transferred to the United States District Court, District of the Mariana Islands. On March 23, 2001, the Ninth Circuit Court of Appeals denied plaintiffs’ writ of mandamus requesting that the action either be transferred back to the District Court in Hawaii or to the Central District of California. On October 29, 2001, the District Court of the Mariana Islands issued an order granting in part and denying in part the motion to dismiss. On December 17, 2001, plaintiffs filed a Second Amended Complaint. On May 10, 2002, the Court granted in part and denied in part the defendants’ motion to dismiss the Second Amended Complaint, giving plaintiffs leave to amend some of the dismissed claims. Also on May 10, 2002, the Court granted plaintiffs’ motions for class certification and for preliminary settlement approval.

On September 25, 2002, the Company and all other remaining parties (excluding one retailer) agreed to settle the claims in these two lawsuits. We agreed to make a financial contribution to a fund that will finance independent monitoring of factories in Saipan, compensate potentially more than 30,000 garment workers, and cover administrative costs and attorneys’ fees. The agreement includes an $11.25 million financial contribution by 23 manufacturers and 7 retailers, most of which is funded by the manufacturers. Our portion of that contribution is covered by insurance. The settlement requires court approval and does not involve an admission of wrongdoing by the defendants.

On September 26, 2002, we issued a press release announcing the outcome of both lawsuits. A copy of this press release is attached hereto as Exhibit 99.1.

As a multinational company, we are subject to various other proceedings, lawsuits, disputes and claims (“Actions”) arising in the ordinary course of our business. Many of these Actions raise complex factual and legal issues and are subject to uncertainties. Actions filed against us include general commercial, intellectual property, customer, and labor and employment related claims, including class action lawsuits in which plaintiffs allege that we violated federal and state wage and hour laws. The plaintiffs in some Actions seek unspecified damages or injunctive relief, or both. Actions are in various procedural stages, and some are covered in part by insurance.

We cannot predict with assurance the outcome of Actions brought against us. Accordingly, adverse settlements or resolutions may occur and negatively impact earnings in the quarter of settlement or resolution. However, we do not believe that the outcome of any current Action would have a material adverse effect on our results from operations, liquidity or financial position taken as a whole.

Item 7.    Exhibits.

99.1	Press Release dated September 26, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC. (Registrant)

Date: September 26, 2002	By:	/s/ ANNE B. GUST
Anne B. Gust Executive Vice President and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated September 26, 2002